Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Signs Agreement to Acquire
Coal Reserves in Illinois Basin

HOUSTON, June 1, 2005 – Natural Resource Partners L.P. (NYSE: NRP) today announced that it has signed a definitive agreement to purchase interests in approximately 144 million tons in the Illinois Basin for $105 million in three separate transactions. NRP will acquire approximately 60% of the reserves in fee and will receive an override on the remaining tons. The reserves are being purchased from Steelhead Development Company, LLC and are leased to Williamson Energy LLC, both affiliates of Cline Resources & Development.

The three transactions are subject to customary closing conditions and specific performance requirements. The first closing for $35 million is anticipated to occur in the third quarter of this year and is contingent upon receipt of mining permits. The second closing is anticipated to occur in the first quarter of 2006 with the third to follow in mid-2006. NRP anticipates drawing on its credit facility to finance each transaction.

The coal reserves and overriding royalty interest are located on approximately 31,700 acres in Williamson and Franklin Counties in Illinois. The purchase of these reserves is associated with the development of a new longwall mine. The first production is targeted to occur in 2006, and NRP expects the acquisition to be accretive on a calendar year basis beginning in 2007.

“We have been looking for the right opportunity to expand our holdings in the Illinois Basin. We are excited to acquire such a great reserve block, but more importantly, to be able to work with such an outstanding, proven operator,” said Nick Carter, President and Chief Operating Officer.

“This acquisition will provide long-term sustainable cash flows and fits our objective of acquiring long-life, high quality assets,” said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally

NRP to acquire Coal Assets in Illinois Basin

engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated coal reserves, estimated coal reserves associated with the overriding royalty interest, the anticipated start of coal production and the accretive nature of the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

05-09

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